Exhibit 99.1

First Ottawa Bancshares Announces Dividend

Ottawa, Ill., May 24, 2006  -  The Board of Directors of First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) approved the payment of a $1.00 per share semi annual cash dividend on the Company’s common stock. The combined $1.00 per common share cash dividend marks the tenth consecutive year that this semiannual payment has been declared.